Herc Holdings Reports First Half 2024 Results and
Reaffirms 2024 Full Year Guidance

Second Quarter 2024 Highlights
–Record equipment rental revenue of $765 million, an increase of 9%
–Record total revenues of $848 million, an increase of 6%
–Rental pricing increased 3.5% year-over-year
–M&A and greenfield openings offset impact from decelerating local-market revenue growth
–Net income decreased 8% to $70 million, or $2.46 per diluted share
–Adjusted EBITDA of $360 million increased 2%; adjusted EBITDA margin of 42.5%
–Free cash flow of $148 million for the six months ended June 30, 2024

Bonita Springs, Fla., July 23, 2024 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended June 30, 2024.
“In the second quarter, we benefited from positive rental pricing, increasing fleet efficiency, and expanding market share, as we continue to significantly outpace rental-industry growth. Overall, our record second quarter revenue results came in according to our expectations. However, while national mega projects are on plan, we saw a greater deceleration in the local market's growth trajectory versus our forecast, primarily driven by the persistently higher interest-rate environment. The local-revenue deficit was essentially offset by contributions from acquisitions that added 21 locations year to date, including 10 in the second quarter,” said Larry Silber, president and chief executive officer of Herc Rentals. "As is typical, these new acquisitions and greenfields initially generate lower incremental margins than our established local-account business, which reflected an unfavorable trade-off in profitability in the second quarter.

"Looking to the second half of the year, mega project activity is ramping up into the peak season as anticipated. Higher revenue growth for the rest of the year and incremental adjustments made in the second quarter to better align our local cost structure should support more normal margin and REBITDA flow through for the back half of 2024," said Silber. “Based on current line-of-sight to market trends, we expect to deliver record full year results and are reaffirming our annual performance targets. Despite temporarily slower growth in the more rate-sensitive local market this year, the outlook for rental demand long-term is robust as the pipeline for mega projects remains strong, data center construction is accelerating, federal infrastructure spending continues to roll out, and rental penetration increases.”

2024 Second Quarter Financial Results

•Total revenues increased 6% to $848 million compared to $802 million in the prior-year period. The year-over-year increase of $46 million primarily related to an increase in equipment rental revenue of $63 million, reflecting positive pricing of 3.5% and increased volume of 6.4%, partially offset by unfavorable mix driven primarily by inflation. Sales of rental equipment decreased by $18 million during the period.

•Dollar utilization increased to 41.0% in the second quarter compared to 40.3% in the prior-year period.

•Direct operating expenses were $326 million, or 42.6% of equipment rental revenue, compared to $282 million, or 40.2% in the prior-year period. The slower than planned revenue growth in the local market created inefficiencies related to headcount and facilities expenses and actions were taken within the quarter to reduce variable costs to align with the moderating local market demand. Additionally, delivery expenses were higher due to internal transfers of equipment to branches in higher growth regions to drive fleet efficiency. Finally, insurance expense nearly doubled, primarily related to increased self insurance reserves due to claims development attributable to unsettled cases.

•Depreciation of rental equipment increased 2% to $165 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 7% to $30 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was $120 million, or 15.7% of equipment rental revenue, compared to $111 million, or 15.8% in the prior-year period due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $63 million compared with $54 million in the prior-year period due to increased borrowings on the ABL Credit Facility, primarily to fund acquisition growth and invest in rental equipment, and higher interest rates on floating-rate debt.

•Net income was $70 million compared to $76 million in the prior-year period. Adjusted net income decreased 4% to $74 million, or $2.60 per diluted share, compared to $77 million, or $2.69 per diluted share, in the prior-year period. The effective tax rate was 25% compared to 26% in the prior-year period.

•Adjusted EBITDA increased 2% to $360 million compared to $352 million in the prior-year period and adjusted EBITDA margin was 42.5% compared to 43.9% in the prior-year period. Moderating local-market demand coupled with increased operating expenses and a reduction in margin on sales of used equipment impacted EBITDA margin during the quarter.

2024 First Half Financial Results

•Total revenues increased 7% to $1,652 million compared to $1,542 million in the prior-year period. The year-over-year increase of $110 million primarily related to an increase in equipment rental revenue of $128 million, reflecting positive pricing of 4.3% and increased volume of 7.2%, partially offset by unfavorable mix driven primarily by inflation. Sales of rental equipment decreased by $20 million during the period.

•Dollar utilization increased to 40.4% compared to 40.0% in the prior-year period.

•Direct operating expenses were $633 million, or 42.7% of equipment rental revenue, compared to $563 million, or 41.5% in the prior-year period. The slower than planned revenue growth in the local market created inefficiencies related to headcount and facilities expenses and actions were taken within the quarter to reduce variable costs to align with the moderating local market demand. Additionally, delivery expenses were higher due to internal transfers of equipment to branches in higher growth regions to drive fleet efficiency. Finally, insurance expense increased, primarily related to increased self insurance reserves due to claims development attributable to unsettled cases.

•Depreciation of rental equipment increased 4% to $325 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 9% to $59 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was $235 million, or 15.8% of equipment rental revenue, compared to $217 million, or 16.0% in the prior-year period due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $124 million compared with $102 million in the prior-year period due to increased borrowings on the ABL Credit Facility primarily to fund acquisition growth and invest in rental equipment and higher interest rates on floating-rate debt.

•Net income was $135 million compared to $143 million in the prior-year period. Adjusted net income decreased 3% to $141 million, or $4.96 per diluted share, compared to $146 million, or $5.03 per diluted share, in the prior-year period. The effective tax rate was 22% compared to 20% in the prior-year period.

•Adjusted EBITDA increased 6% to $699 million compared to $660 million in the prior-year period and adjusted EBITDA margin was 42.3% compared to 42.8% in the prior-year period.
Rental Fleet

•Net rental equipment capital expenditures were as follows (in millions):

	Six Months Ended June 30,
	2024	2023
Rental equipment expenditures	$468	$703
Proceeds from disposal of rental equipment	(125)	(131)
Net rental equipment capital expenditures	$343	$572
•As of June 30, 2024, the Company's total fleet was approximately $6.7 billion at OEC.

•Average fleet at OEC in the second quarter increased 8% compared to the prior-year period.

•Average fleet age was 47 months as of June 30, 2024 compared to 46 months in the comparable prior-year period.

Disciplined Capital Management

•The Company completed 6 acquisitions with a total of 21 locations and opened 11 new greenfield locations during the first half of 2024.

•Net debt was $3.8 billion as of June 30, 2024, with net leverage of 2.6x compared to 2.5x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to approximately $2.1 billion of liquidity as of June 30, 2024.

•The Company declared its quarterly dividend of $0.665 paid to shareholders of record as of May 31, 2024 on June 14, 2024.

•On June 7, 2024, the Company issued $800 million aggregate principal amount of 2029 Notes. The funds were used to repay a portion of the indebtedness outstanding under the Company’s senior secured asset-based revolving credit agreement and to pay related fees and expenses.

Subsequent Event

In July 2024, the Company acquired the assets of Otay Mesa Sales ("Otay") for approximately $264 million. Otay was a full-service general equipment rental company comprising approximately 135 employees with four locations serving construction and industrial customers throughout the metropolitan areas of San Diego, California and Phoenix and Yuma, Arizona.

Outlook

The Company is reaffirming its full year 2024 equipment rental revenue growth, adjusted EBITDA, and gross and net rental capital expenditures guidance ranges presented below, excluding Cinelease studio entertainment and lighting and grip equipment rental business. The guidance range for the full year 2024 adjusted EBITDA reflects an increase of 6% to 9% compared to full year 2023 results, excluding Cinelease. The sale process for the Cinelease studio entertainment business is ongoing.

Equipment rental revenue growth:	7% to 10%
Adjusted EBITDA:	$1.55 billion to $1.60 billion
Net rental equipment capital expenditures after gross capex:	$500 million to $700 million, after gross capex of $750 million to $1 billion

As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2024 by investing in its fleet, optimizing its existing fleet, capitalizing on strategic acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information

Herc Holdings' second quarter 2024 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-715-9871 and international participants should call the country specific dial in numbers listed at https://registrations.events/directory/international/itfs.html, using the access code: 9128891. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.

Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 428 locations across North America, and 2023 total revenues were approximately $3.3 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, and lighting equipment. Our ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shorting equipment as well as our ProContractor professional grade tools. We employ approximately 7,600 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, our capital allocation strategy, liquidity and capital management, exploring strategic alternatives for Cinelease, including the timing of the review process, the outcome of the process and the costs and benefits of the process, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share, free cash flow and certain results excluding the Cinelease studio entertainment business. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Equipment rental	$765	$702	$1,484	$1,356
Sales of rental equipment	65	83	134	154
Sales of new equipment, parts and supplies	10	10	19	18
Service and other revenue	8	7	15	14
Total revenues	848	802	1,652	1,542
Expenses:
Direct operating	326	282	633	563
Depreciation of rental equipment	165	161	325	313
Cost of sales of rental equipment	45	56	91	102
Cost of sales of new equipment, parts and supplies	6	7	12	12
Selling, general and administrative	120	111	235	217
Non-rental depreciation and amortization	30	28	59	54
Interest expense, net	63	54	124	102
Other expense (income), net	—	—	(1)	1
Total expenses	755	699	1,478	1,364
Income before income taxes	93	103	174	178
Income tax provision	(23)	(27)	(39)	(35)
Net income	$70	$76	$135	$143

Weighted average shares outstanding:
Basic	28.4	28.4	28.3	28.7
Diluted	28.5	28.6	28.4	29.0
Earnings per share:
Basic	$2.46	$2.68	$4.77	$4.98
Diluted	$2.46	$2.66	$4.75	$4.93

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2024	December 31, 2023
ASSETS	(unaudited)
Cash and cash equivalents	$70	$71
Receivables, net of allowances	570	563
Other current assets	55	77
Current assets held for sale	22	21
Total current assets	717	732
Rental equipment, net	4,013	3,831
Property and equipment, net	517	465
Right-of-use lease assets	803	665
Goodwill and intangible assets, net	1,104	950
Other long-term assets	9	10
Long-term assets held for sale	412	408
Total assets	$7,575	$7,061

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$19	$19
Current maturities of operating lease liabilities	38	37
Accounts payable	286	212
Accrued liabilities	221	221
Current liabilities held for sale	21	19
Total current liabilities	585	508
Long-term debt, net	3,864	3,673
Financing obligations, net	102	104
Operating lease liabilities	789	646
Deferred tax liabilities	761	743
Other long term liabilities	49	46
Long-term liabilities held for sale	63	68
Total liabilities	6,213	5,788
Total equity	1,362	1,273
Total liabilities and equity	$7,575	$7,061

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$135	$143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	325	313
Depreciation of property and equipment	39	34
Amortization of intangible assets	20	20
Amortization of deferred debt and financing obligations costs	2	2
Stock-based compensation charges	9	9
Provision for receivables allowances	28	30
Deferred taxes	20	20
Gain on sale of rental equipment	(43)	(52)
Other	6	3
Changes in assets and liabilities:
Receivables	(22)	(24)
Other assets	9	1
Accounts payable	13	(6)
Accrued liabilities and other long-term liabilities	17	23
Net cash provided by operating activities	558	516
Cash flows from investing activities:
Rental equipment expenditures	(468)	(703)
Proceeds from disposal of rental equipment	125	131
Non-rental capital expenditures	(71)	(77)
Proceeds from disposal of property and equipment	4	6
Acquisitions, net of cash acquired	(290)	(272)
Other investing activities	—	(15)
Net cash used in investing activities	(700)	(930)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	800	—
Proceeds from revolving lines of credit and securitization	840	1,290
Repayments on revolving lines of credit and securitization	(1,433)	(719)
Principal payments under finance lease and financing obligations	(10)	(8)
Dividends paid	(39)	(38)
Repurchase of common stock	—	(107)
Other financing activities, net	(17)	(21)
Net cash provided by financing activities	141	397
Effect of foreign exchange rate changes on cash and cash equivalents	—	—
Net change in cash and cash equivalents during the period	(1)	(17)
Cash and cash equivalents at beginning of period	71	54
Cash and cash equivalents at end of period	$70	$37

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of transaction related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$70	$76	$135	$143
Income tax provision	23	27	39	35
Interest expense, net	63	54	124	102
Depreciation of rental equipment	165	161	325	313
Non-rental depreciation and amortization	30	28	59	54
EBITDA	351	346	682	647
Non-cash stock-based compensation charges	4	5	9	9
Transaction related costs	3	1	6	3
Other(1)	2	—	2	1
Adjusted EBITDA	$360	$352	$699	$660

Total revenues	$848	$802	$1,652	$1,542
Adjusted EBITDA	$360	$352	$699	$660
Adjusted EBITDA margin	42.5%	43.9%	42.3%	42.8%
(1) Other consists of restructuring charges and spin-off costs.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA, ADJUSTED EBITDA AND ADJUSTED REBITDA
EXCLUDING STUDIO ENTERTAINMENT RECONCILIATIONS
Unaudited
(in millions)

EBITDA, Adjusted EBITDA, REBITDA, Adjusted EBITDA Margin, REBITDA Margin and REBITDA Flow-Through Excluding Studio Entertainment - Each metric below has been adjusted to exclude the studio entertainment business due to the intent to sell that business and provides the operating performance of the remaining business.

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
	Herc	Studio	Ex-Studio	Herc	Studio	Ex-Studio
Equipment rental revenue	$765	$26	$739	$702	$16	$686
Total revenues	848	29	819	802	18	784
Total expenses	755	21	734	699	27	672
Income (loss) before income taxes	93	8	85	103	(9)	112
Income tax (provision) benefit	(23)	(4)	(19)	(27)	2	(29)
Net income	70	4	66	76	(7)	83
Income tax provision	23	4	19	27	(2)	29
Interest expense, net	63	—	63	54	—	54
Depreciation of rental equipment	165	—	165	161	8	153
Non-rental depreciation and amortization	30	—	30	28	1	27
EBITDA	351	8	343	346	—	346
Non-cash stock-based compensation charges	4	—	4	5	—	5
Transaction related costs	3	—	3	1	—	1
Other	2	—	2	—	—	—
Adjusted EBITDA	360	8	352	352	—	352
Less: Gain (loss) on sales of rental equipment	20	1	19	27	—	27
Less: Gain (loss) on sales of new equipment, parts and supplies	4	1	3	3	—	3
Rental Adjusted EBITDA (REBITDA)	$336	$6	$330	$322	$—	$322

Total revenues	$848	$29	$819	$802	$18	$784
Adjusted EBITDA	$360	$8	$352	$352	$—	$352
Adjusted EBITDA margin	42.5%	27.6%	43.0%	43.9%	—%	44.9%

Total revenues	$848	$29	$819	$802	$18	$784
Less: Sales of rental equipment	65	—	65	83	—	83
Less: Sales of new equipment, parts and supplies	10	2	8	10	—	10
Equipment rental, service and other revenues	$773	$27	$746	$709	$18	$691

Equipment rental, service and other revenues	$773	$27	$746	$709	$18	$691
Adjusted REBITDA	$336	$6	$330	$322	$—	$322
Adjusted REBITDA Margin	43.5%	22.2%	44.2%	45.4%	—%	46.6%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA, ADJUSTED EBITDA AND ADJUSTED REBITDA
EXCLUDING STUDIO ENTERTAINMENT RECONCILIATIONS
Unaudited
(In millions)

EBITDA, Adjusted EBITDA, REBITDA, Adjusted EBITDA Margin, REBITDA Margin and REBITDA Flow-Through Excluding Studio Entertainment - Each metric below has been adjusted to exclude the studio entertainment business due to the intent to sell that business and provides the operating performance of the remaining business.

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
	Herc	Studio	Ex-Studio	Herc	Studio	Ex-Studio
Equipment rental revenue	$1,484	$55	$1,429	$1,356	$35	$1,321
Total revenues	1,652	59	1,593	1,542	38	1,504
Total expenses	1,478	42	1,436	1,364	55	1,309
Income (loss) before income taxes	174	17	157	178	(17)	195
Income tax (provision) benefit	(39)	(6)	(33)	(35)	4	(39)
Net income	135	11	124	143	(13)	156
Income tax provision	39	6	33	35	(4)	39
Interest expense, net	124	—	124	102	—	102
Depreciation of rental equipment	325	—	325	313	16	297
Non-rental depreciation and amortization	59	—	59	54	2	52
EBITDA	682	17	665	647	1	646
Non-cash stock-based compensation charges	9	—	9	9	—	9
Transaction related costs	6	1	5	3	—	3
Other	2	—	2	1	1	—
Adjusted EBITDA	699	18	681	660	2	658
Less: Gain (loss) on sales of rental equipment	43	1	42	52	—	52
Less: Gain (loss) on sales of new equipment, parts and supplies	7	2	5	6	—	6
Rental Adjusted EBITDA (REBITDA)	$649	$15	$634	$602	$2	$600

Total revenues	$1,652	$59	$1,593	$1,542	$38	$1,504
Adjusted EBITDA	$699	$18	$681	$660	$2	$658
Adjusted EBITDA margin	42.3%	30.5%	42.7%	42.8%	5.3%	43.8%

Total revenues	$1,652	$59	$1,593	$1,542	$38	$1,504
Less: Sales of rental equipment	134	—	134	154	—	154
Less: Sales of new equipment, parts and supplies	19	3	16	18	—	18
Equipment rental, service and other revenues	$1,499	$56	$1,443	$1,370	$38	$1,332

Equipment rental, service and other revenues	$1,499	$56	$1,443	$1,370	$38	$1,332
Adjusted REBITDA	$649	$15	$634	$602	$2	$600
Adjusted REBITDA Margin	43.3%	26.8%	43.9%	43.9%	5.3%	45.0%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, transaction related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$70	$76	$135	$143
Transaction related costs	3	1	6	3
Other(1)	2	—	2	1
Tax impact of adjustments(2)	(1)	—	(2)	(1)
Adjusted net income	$74	$77	$141	$146

Diluted shares outstanding	28.5	28.6	28.4	29.0

Adjusted earnings per diluted share	$2.60	$2.69	$4.96	$5.03
(1) Other consists of restructuring charges and spin-off costs.
(2) The tax rate applied for adjustments is 25.5% in the three and six months ended June 30, 2024 and 25.7% in the three and six months ended June 30, 2023 and reflects the statutory rates in the applicable entities.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Six Months Ended June 30,
	2024	2023
Net cash provided by operating activities	$558	$516

Rental equipment expenditures	(468)	(703)
Proceeds from disposal of rental equipment	125	131
Net rental equipment expenditures	(343)	(572)

Non-rental capital expenditures	(71)	(77)
Proceeds from disposal of property and equipment	4	6
Other	—	(15)
Free cash flow	$148	$(142)

Acquisitions, net of cash acquired	(290)	(272)
Increase in net debt, excluding financing activities	$(142)	$(414)